FitLife Brands Announces Fiscal Second Quarter 2016 Results

OMAHA, Neb.  – August 15, 2016 -- FitLife Brands, Inc. (“FitLife”) (OTCBB: FTLF), an international provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™ ("NDS") (www.ndsnutrition.com), PMD® (www.pmdsports.com), SirenLabs® (www.sirenlabs.com), CoreActive® (www.coreactivenutrition.com), Metis Nutrition™ (www.metisnutrition.com), iSatori™ (www.isatori.com), Energize (www.tryenergize.com), and BioGenetic Laboratories, (www.biogeneticlabs.com), today announced results for its fiscal second quarter ended June 30, 2016.

Highlights for the quarter and six months ended June 30, 2016 include:

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Total revenue increased 72% to $8.7 million for the quarter.

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Net income for the quarter was $1.1 million or $0.09 per fully diluted share, versus $240,000 or $0.03 per share in 2Q15.

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iSatori contributed $352,000 to net income during the quarter, a sequential increase of $192,000 or 120% compared to the first quarter

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Total revenue for the 6-months was $16.3 million, an increase of 84%.

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Net income for the 6-months was $1.9 million or $0.17 compared to $0.2 million or $0.02 per share last year.

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EBITDA for the six months was $2.4 million vs. $0.4 million in 2015.

For the second quarter ended June 30, 2016, total revenue was $8.7 million, a 72% increase over revenue of $5.0 million for the second quarter of 2015.  Core FitLife revenue for the quarter was $6.0 million, an increase of 19%.  iSatori revenue was $2.7 million for the second quarter of 2016.

Gross margin was 44.0% for the quarter compared to 38.5% in the same period a year ago.  Operating expenses declined to 29.9% of revenue in the second quarter from 32.8%. Operating expenses in the second quarter of 2015 included approximately $225,000 related to the merger with iSatori.

Second quarter net income was $1.1 million or $0.09 per fully diluted share versus $0.2 million or $0.03 per share last year.  iSatori was profitable during the quarter and contributed $352,000 to net income.  The core FitLife business generated net income of $727,000 or $0.06 per diluted share.

For the six months ended June 30, total revenue was $16.3 million versus $8.9 million for the first six months of 2015, an increase of 84%.  Core FitLife revenue for the six months was $11.3 million, an increase of 27% on an as reported basis.  iSatori contributed $5.0 million in revenue for the six-month period.

Net income for the six months ended June 30 was $1.9 million or $0.17 per share compared to $0.2 million or $0.02 per share last year.  The core FitLife business generated $1.4 million and iSatori contributed $0.5 million.

The Company ended the second quarter with $1.9 million in cash, down from $4.3 million in the same period a year ago, but up from $0.7 million at the end of the first quarter and $1.5 million at December 31, 2015.  At quarter end, total debt decreased to $3.2 million from $3.4 million at the end of the first quarter.

“We are delighted with the financial results we achieved during the second quarter,” said John S. Wilson, Chief Executive Officer of FitLife Brands.   “Our revenue growth and profitability continue to be more reflective of the fundamentals of our business as we move past the disruptions we experienced in 2015.  We continue to execute at the store level as our product sell-through at retail remains strong, particularly within our sports nutrition segment, which represents over 70% of our revenue.  In addition, we are excited about iSatori’s second straight quarter of growing profitability as it remains on track to be accretive to earnings for the year.

Mr. Wilson continued, “As we look forward, we are very excited about several key growth drivers for our business, including: The continued expansion and development of our new Metis line into both GNC corporate and franchise locations; continuing to execute on the plan for iSatori to grow through new products and channels while maximizing profitability through our disciplined approach;  and capitalizing on the opportunity that the new GNC re-franchising strategy presents us by expanding our relationships with new and existing franchisees and continuing to roll out our products into refranchised stores as they are completed.  With this in mind, we expect significant revenue and earnings growth for FitLife in the coming quarters.”

About FitLife Brands

FitLife Brands is a marketer and manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. FitLife markets over 80 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com.

Investor Relations Contact:

Three Part Advisors, LLC

Jeff Elliott, 972-423-7070

David Burtzlaff, CFA, 817-527-8837

Forward-Looking Statement

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to of the Company to continue to grow revenue; and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in The Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: non-GAAP net income, non-GAAP earnings per share. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures to the nearest comparable GAAP measures will be provided upon the completion of the Company’s annual audit.

Non-GAAP net income excludes items such as impairment charges, allowance for doubtful accounts, charges to consolidate and integrate recently acquired businesses, costs of closing corporate facilities, non-cash stock based compensation and other one-time cash and non-cash charges. Non-GAAP EPS excludes items such as non-cash stock based compensation, charges to consolidate and integrate recently acquired businesses, costs for closing corporate facilities, amortization of acquired intangible assets and other one-time cash and non-cash charges.  The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, which may not be indicative of its core operation results and business outlook.